EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Banta Corporation 2005 Equity Incentive Plan of our reports dated February 7, 2005, with respect to the consolidated financial statements of Banta Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended January 1, 2005, and Banta Corporation management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of Banta Corporation, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Milwaukee, Wisconsin
August 11, 2005